Exhibit 99.J

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) and 16a-3(j) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D and Forms 3, 4 and 5, and each amendment thereto, need be filed with respect to the common stock, par value $.01 per share, of Galaxy Nutritional Foods, Inc., and that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts all of which together shall constitute one and the same instrument.

Date: May 5th, 2009

(signature pages follow)

GALAXY PARTNERS, L.L.C.

By:	/s/ Timothy Krieger
Name:	Timothy Krieger
Title:	Manager

/s/ Timothy Krieger
Timothy Krieger

ANDROMEDA ACQUISITION CORP.

By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	President

MW1 LLC

By:	Mill Road Capital, L.P.
its Sole Member

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Charles M. B. Goldman
Name:	Charles M. B. Goldman
Title:	Management Committee Director

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Charles M. B. Goldman
Name:	Charles M. B. Goldman
Title:	Management Committee Director

MILL ROAD CAPITAL GP LLC

By:	/s/ Charles M. B. Goldman
Name:	Charles M. B. Goldman
Title:	Management Committee Director

/s/ Thomas E. Lynch
Thomas E. Lynch

/s/ Charles M. B. Goldman
Charles M. B. Goldman

/s/ Scott P. Scharfman
Scott P. Scharfman